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                                                                   Exhibit 10.45

                                                                  EXECUTION COPY

                             EPI SERVICES AGREEMENT

          This EPI Services Agreement ("Agreement") is made and entered into this 13th day of April 1999 (the "Effective Date") by and between Samsung Electronics Co., Ltd., a corporation organized under the laws of the Republic of Korea ("Samsung"), and Fairchild Korea Semiconductor Ltd., a corporation organized under the laws of the Republic of Korea ("Fairchild"). Either Samsung or Fairchild may be referred to herein as a "Party" or together as the "Parties," as the case may require.

                                    RECITALS

         WHEREAS, Samsung and Fairchild Semiconductor Corporation have entered into a certain business transfer agreement dated as of December 20, 1998 ("Business Transfer Agreement") and Fairchild Semiconductor Corporation has assigned its rights thereunder to Fairchild, pursuant to which Fairchild will acquire all of the Conveyed Assets and assume all of the Assumed Liabilities (each as defined in the Business Transfer Agreement) upon the terms and conditions set forth in the Business Transfer Agreement; and

         WHEREAS, the Parties hereto desire to enter into an agreement as contemplated and required by the Business Transfer Agreement whereby Samsung will provide certain EPI services to Fairchild following the Closing (as defined in the Business Transfer Agreement), in accordance with the terms and conditions of this Agreement; and

         WHEREAS, the execution and delivery of this Agreement is required by the Business Transfer Agreement and is a condition to the closing of the transactions contemplated thereunder.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, the Parties hereto, intending to be legally bound hereby, do agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such term in the Business Transfer Agreement.

          "EPI Services" shall mean epitaxial growing services.

         "Facilities" shall mean Samsung's EPI Services facilities located at Onyang, Korea.
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         "Past Practices" shall mean the practices of Samsung's EPI Services division at the Facilities and the Business occurring during calendar year 1998, including, without limitation, practices relating to support reliability, quality and other relevant data, engineering analysis and reports, support data collection for yield analysis and SPC activity and production yields and reports of EPI processes.

         "Wafers" shall mean the patterned silicon wafers in terms of integrated circuit devices and silicon bare wafers in terms of discrete devices, respectively, with respect to which Samsung will provide the EPI Services.

         "Buried Wafer" shall mean Wafers that require buried layers, identified in Schedule 6.1 hereto by device codes beginning with AA through AR.

         "Non-Buried Wafer" shall mean Wafers that do not require buried layers, identified in Schedule 6.1 hereto by device codes beginning with D through E.

                                   ARTICLE II
                             GENERAL REQUIREMENTS

         Section 2.1 General Requirements

                  (a) Samsung shall provide EPI Services hereunder consistent with Past Practices at the Facilities.

                  (b) Fairchild shall consign to Samsung, free of charge, Buried Wafers consistent with Past Practices and Fairchild's technical specifications on a CIF Onyang, Korea Facilities basis. Samsung shall not be liable for any defective Wafer (i) to the extent such defect is a result of a defective Buried Wafer supplied by Fairchild and (ii) that is within one percent (1%) of the minimum yield assurance applicable to such order.

                  (c) Non-Buried Wafers for which EPI Services are requested under this Agreement shall be purchased by Samsung from its existing vendors, with the purchase price and other costs to be borne by Fairchild as provided herein. Samsung shall provide Non-Buried Wafers in a manner consistent with Past Practices. If Fairchild desires to provide Non-Buried Wafers in a manner consistent with the manner Fairchild provides Buried Wafers pursuant to paragraph (b) above, the parties shall negotiate in good faith to agree on relevant terms to permit Fairchild to provide such Non-Buried Wafers and to adjust the prices payable by Fairchild to reflect the provision of such Non-Buried Wafers by Fairchild.

                                   ARTICLE III
                       PACKAGE/PROCESS CHANGES NOTIFICATION

                  Section 3.1 Package/Process Changes Notification
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                  (a) If Samsung proposes to make any change affecting the EPI
Services as they are performed on the Wafers, Samsung will provide at least 30 days prior written notice to Fairchild of the intended change for Fairchild's consent, which shall not be unreasonably withheld or delayed. Samsung shall be responsible for any cost increase arising from any such change. Fairchild shall not be responsible for any loss incurred as a result of Samsung's failure to timely provide notification of such change.

                  (b) Fairchild shall provide at least thirty (30) days prior written notice to Samsung of any proposed change in Wafer design, layout modification, fabrication process, or other changes which may impact upon Samsung's provision of EPI Services. Fairchild shall be responsible for any cost increase arising from any such change. Samsung shall not be responsible for any loss incurred as a result of Fairchild's failure to provide timely notification of such change.

                  (c) Subject to the business requirements of both Parties, the Parties agree to use their Best Efforts, consistent with Past Practices, to promptly accommodate requests for urgent services or deliveries hereunder.

                  (d) Fairchild reserves the right to make changes to the specifications that reflect improvements, developments or other technically desired changes in the Buried Wafers. Fairchild shall notify Samsung of such requested changes and Samsung shall respond within thirty (30) working days regarding the feasibility, schedule and anticipated costs of implementing such change orders. Once the Parties have agreed in writing to the engineering changes, schedule and prices thereof, Samsung shall promptly take all measures required to incorporate such change orders into the EPI Services performed on the Wafers. If either Samsung or Fairchild desires to make any changes to the specifications, that Party shall notify the other Party in writing and negotiate the changes in good faith, including any changes in prices required by such modifications. A modification to any of the foregoing will be binding only when a writing to which such modification is attached and has been signed by both Parties.

                                   ARTICLE IV
                            INSPECTION AND WARRANTY

          Section 4.1 Inspection. Fairchild shall inspect the Wafers within five
(5) days after delivery at its facility, or, with respect to inspections for defects, after completion of the front-end process at its facility. Upon completion of such inspection, Fairchild shall promptly report any damaged or defective Wafers in any shipment. Fairchild reserves the right to reject any damaged or defective Wafer.

         Section 4.2 Express Warranty. Samsung warrants that the EPI Services provided to Fairchild hereunder shall conform to all applicable specifications and processes (or, in the absence of specifications, generally accepted industry standards) consistent with Past Practices for EPI Services and shall be free from defects in material and Samsung's workmanship; provided that such warranty shall not apply to the extent defects result from Wafers supplied by Fairchild. This warranty shall expire on the date on which EDS testing is completed; provided that in no event shall the warranty period hereunder extend beyond the date which is one (1) year from the date of delivery to Fairchild. If, during the one year period:

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                  (a) Samsung is notified promptly upon discovery in writing by a reasonably detailed description of any such defect in any Wafer; and

                  (b) Samsung, upon being reasonably satisfied with such description, requests Fairchild to return such Wafer, and Fairchild returns such Wafer to the Facilities at Fairchild's expense for inspection; and

                  (c) Samsung's examination reveals that the Wafer is defective, or if the Wafer is indeed defective, and the Wafer does not meet the applicable specification and such problems are not caused by accident, abuse, misuse, neglect, improper storage, handling, packaging or installation, repair, alteration or improper testing or use by someone other than Samsung, then Samsung shall promptly credit Fairchild's value of such defective Wafer. Samsung shall reimburse Fairchild for the transportation charges paid by Fairchild in returning such defective Wafers to Samsung. If such problems, such as shortage, damage or defective Wafers are due to Fairchild's fault or Wafers supplied by Fairchild, Samsung shall be free from all liabilities.

           Section 4.3 Disclaimer. THE WARRANTY SET FORTH IN SECTION 4.2 CONSTITUTES SAMSUNG'S EXCLUSIVE LIABILITY, AND FAIRCHILD'S EXCLUSIVE REMEDY, FOR ANY BREACH OF WARRANTY. EXCEPT AS SET FORTH IN SECTION 4.2, SAMSUNG MAKES AND FAIRCHILD RECEIVES NO WARRANTIES ON THE SERVICES PERFORMED HEREUNDER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SAMSUNG SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE V
                              FORECASTS AND ORDERS

         Section 5.1 Forecasts

                  (a) All forecasts and demand for EPI Services shall be consistent with Past Practices. Fairchild shall provide a three (3) month rolling forecast to Samsung no later than ten (10) days prior to the end of each month, in terms of the volume of Wafers for EPI Services. In the event that actual orders from Fairchild for any given first month of the forecast do not meet, in volume, the most recent forecast provided by Fairchild for such month (the "Minimum Monthly Commitment"), Fairchild shall, within thirty (30) days after the end of such month, pay to Samsung an amount equal to the product of
(x) the number of additional Wafers which, if ordered, would have satisfied the Minimum Monthly Commitment, multiplied by (y) the price per Wafer, minus material costs, that Fairchild would have been obligated to pay for the provision of EPI services hereunder.

                  (b) Fairchild may change the forecast for any month in accordance with the following table, provided that the maximum request of Fairchild shall not exceed the EPI Service capacity of the Facilities provided in accordance with Past Practices. Any changes outside of those permitted under the following table must be by written agreement of the


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Parties.

                    Monthly Period in
                    the Forecast                         Permitted Changes
                    ------------                         -----------------
                    First                                No change permitted
                    Second                               +/- 10%
                    Third                                +/- 15%

         Section 5.2 Orders. All requests for EPI Services between Samsung and Fairchild shall be initiated by Fairchild's issuance of written service request orders with reasonable lead time sent by either registered mail or facsimile followed by mail. Such service request orders shall be submitted to Samsung on or before the tenth (10th) day prior to the end of each month, describing the quantity and type of the products and shipping and invoicing instructions requested by Fairchild for delivery the following month. By written agreement of the Parties, service request orders may also be sent and acknowledged by electronic data exchange or other mutually satisfactory system. In the event of any conflict between the terms and conditions of this Agreement and either Party's service request order, acknowledgment, or similar forms, the Parties shall resolve such conflict in good faith.

         Section 5.3 Assured Capacity. Samsung shall dedicate EPI Service capacity at the Facilities in accordance with Past Practices.

         Section 5.4 Minimum Annual Order Volume. Annual orders from Fairchild shall exceed eighty (80) percent, in volume, of the EPI Service capacity of the Facilities assigned for the exclusive use of power device Wafers and said EPI Service capacity is set forth in Schedule 5.4 hereto. In addition, the product mix by family shall not vary by more than 5% from Past Practices (the "Product Mix Requirement"). In the event that annual orders from Fairchild do not exceed eighty (80) percent, in volume, of such capacity or satisfy the Product Mix Requirement, Fairchild shall, within thirty (30) days after the end of such annual period, pay to Samsung an amount equal to the revenue which would have been achieved had eighty (80) percent of the capacity been utilized and had the Product Mix Requirement been satisfied, less an amount reflecting variable costs attributable to such unutilized capacity.

                                   ARTICLE VI
                               PRICES AND PAYMENT

         Section 6.1 Prices. Set forth in Schedule 6.1 hereto are the prices, expressed in U.S. Dollars, that Fairchild shall pay to Samsung for EPI Services hereunder during the term of this Agreement. The Parties acknowledge and agree that the prices in Schedule 6.1 hereto reflect the sum of Samsung's standard manufacturing costs, material costs, interest and general and administrative expenses for the EPI Services hereunder, plus a mark-up (without duplication) of 10%, in Korean Won with all such costs, interest, mark-up, and expenses being converted into U.S. Dollars at the exchange rate of 1200 Korean Won: 1 U.S. Dollar. The prices set forth in Schedule 6.1 hereto shall be subject to an upward or downward adjustment to reflect any increase or decrease in the cost of Non-Buried Wafers purchased by Samsung


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pursuant to Section 2.1 (b) and to maintain a 10% mark-up on such adjusted cost.

         Section 6.2 Payment. Prices shall be paid in U.S. Dollars by telegraphic transfer. Prices are on an EX WORKS Onyang, Korea Facilities basis. Payment terms are net thirty (30) days from the date of tax invoice. Other payment terms shall be consistent with Past Practices.

         Section 6.3 Non-Buried Wafers. For Non-Buried Wafers, the amount (including costs of special handling) invoiced to Samsung by its vendors shall be invoiced to Fairchild, in addition to the prices for EPI Services hereunder, separately or in the same invoice with such prices; provided, however, that Samsung shall not invoice Fairchild for Non-Buried Wafers to the extent the costs thereof are included in Schedule 6.1. Payment shall be due thirty (30) days from the date of tax invoice. Other payment terms shall be consistent with Past Practices.

         Section 6.4 Miscellaneous Charges and Taxes. Fairchild shall pay, in addition to the prices quoted or invoiced, the amount of any special handling charges if such charges were paid by the Business in Past Practices. Fairchild shall also pay all sales, use, VAT, excise or other similar tax applicable to the sale of goods or provision of services covered by this Agreement, or Fairchild shall supply Samsung with an appropriate tax exemption certificate.

         Section 6.5 Interest on Late Payments. If Fairchild fails to make any payment due hereunder by the date it is due, Fairchild shall pay to Samsung, in addition to the amount of such payment due, a late charge of one-twentieth of one percent (1/20%) of the outstanding amount per day from the due date of the payment until finally paid.

         Section 6.6 Prorated Charges. Should Fairchild terminate any order prior to process completion, Fairchild shall be charged a prorated portion of the full price of such Wafer subject to a negotiated adjustment, based on the process termination point, including handling incurred by Samsung in processing the total quantity started.

         Section 6.7 Additional Services. For EPI Services not reflected in
Schedule 6.1, terms shall be on an individual purchase order basis at prices to be negotiated by the Parties; provided, however, that for EPI Services not reflected in Schedule 6.1 but which were provided in Past Practices, the Parties shall negotiate in good faith to determine prices for such services using a methodology consistent with that used to determine the prices set forth in
Schedule 6.1.

                                   ARTICLE VII
                                    DELIVERY

         Section 7.1 Delivery. Samsung shall deliver the Wafers on which the EPI Services have been completed on the delivery dates agreed to by the Parties. Delivery of 90% or more of the volume of each Wafer published in the order and made within -7/+2 days of the delivery date(s) published agreed to between the Parties shall constitute timely delivery. Delivery will be on an EX WORKS Onyang, Korea Facilities basis, at which point shipment


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shall be deemed to be made and risk of loss and title shall pass to Fairchild.
Deliveries will be subject to incoming inspection as set forth in Section 4.1.

         Section 7.2 Late Delivery. If Samsung fails to timely deliver a Wafer in accordance with Section 7.1, Fairchild shall have the right in its sole discretion to cancel all or any part of the purchase order pertaining to such Wafer. Any obligation of Fairchild under any commitment to Samsung under this Agreement associated with such cancelled purchase order shall be discharged in full and Fairchild shall have no liability whatsoever to Samsung thereof.

         Section 7.3 Packing. All Wafers delivered pursuant to the terms of this Agreement shall be suitable, packed for shipment in containers specified by Fairchild, marked for shipment to Fairchild's address set forth in the applicable purchase order and delivered to a carrier or forwarding agent chosen by Fairchild. Should Fairchild fail to designate a carrier, forwarding agent or type of conveyance, Samsung shall make such designation in conformance with its standard shipping practices. Delivery will be EX WORKS Onyang, Korea Facilities basis, at which time risk of loss and title shall pass to Fairchild. Shipments will be subject to incoming inspection as set forth in Section 4.1.

         Section 7.4 Lot Integrity. To facilitate the inspection of deliveries to Fairchild, lot integrity shall be maintained on all such deliveries, unless specifically waived by mutual agreement of the Parties.

         Section 7.5 Cancellation. Subject to the provisions of Section 5 and its other obligations hereunder, Fairchild may cancel any purchase order upon 30 days written notice prior to the commencement of manufacturing without charge, provided that Fairchild reimburses Samsung for labor costs actually incurred by Samsung and the cost of any raw materials purchased for such order to the extent such raw materials are not used for any other products.

         Section 7.6 Production Stoppages. Fairchild may request that Samsung stop production of Wafers in process for Fairchild's convenience, and Samsung shall consider stopping depending on the point of process. In such event, Fairchild shall pay for all Wafers at the agreed price, subject to a negotiated adjustment based upon the degree of completion of the Wafers and whether or not Samsung is able to use the unfilled capacity. Samsung shall, if reasonably practicable, restart production of stopped Wafers within a reasonable time after receipt of a written request from Fairchild, subject to Fairchild's payment of any additional expenses incurred.

         Section 7.7 Partially Completed Inventory. In the event that Fairchild elects to maintain an inventory of partially finished Wafers, ownership of the partially finished Wafers shall pass to Fairchild when they reach the holding point defined by the relevant process flow. Samsung shall invoice Fairchild for such Wafers, but they shall be stored under clean-room conditions and remain in Samsung's processing WIP management system. Samsung shall inform Fairchild of the number and types of these Wafers remaining in inventory at the end of each month. Further, the electronic records and physical inventory shall be available for inspection by Fairchild at any time. Samsung shall credit Fairchild with the amount previously

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invoiced for any such Wafers at such time as they are restarted in the process flow.

                                  ARTICLE VIII
                  QUALITY CONTROL; INSPECTION; AND RELIABILITY

         Section 8. 1 Specifications. Samsung shall provide EPI Services in accordance with the specifications for the applicable Wafer. Prior to shipment, Samsung shall perform the electrical parameter testing and other inspections specified to be performed by it in the applicable specifications on each Wafer lot manufactured. Samsung shall only ship those Wafer lots that successfully pass the applicable specifications. Samsung shall electronically provide Fairchild with the electrical test data specified in the applicable specifications.

         Section 8.2 Certification. Samsung warrants that it will maintain ISO9002/ISO14000 certification throughout the term of this Agreement. Samsung shall provide Fairchild notice of any audits and copies of any report or correspondence relating to such or similar certifications.

                                   ARTICLE IX
                       ON-SITE INSPECTION AND INFORMATION

         Section 9.1 Inspection and Evaluation. Samsung shall allow Fairchild and/or Fairchild's customers to visit and evaluate the Facilities during normal business hours as part of established source inspection programs, it being understood and agreed between Fairchild and Samsung that Fairchild must obtain the concurrence of Samsung for the scheduling of all such visits, which concurrence shall not be unreasonably withheld.

         Section 9.2 Information. Upon Fairchild's written request, Samsung will provide Fairchild with process control information, including but not limited to: process and electrical test yield results, current process specifications and conformance to specifications; calibration schedules and logs for equipment; environmental monitor information for air, gases and DI water; documentation of operator qualification and training; documentation of traceability through Samsung's operation; and Samsung verification information.

                                    ARTICLE X
                           PRODUCT ENGINEERING SUPPORT

         Section 10.1 Engineering Cooperation. The Parties will cooperate in allowing Fairchild employees to have reasonable access to the Facilities during the term of this Agreement (the "Fairchild Engineering Team"), in order to assist in Wafer developments and improvements. Samsung will provide reasonable office space to the Fairchild Engineering Team, if required on a temporary basis not to exceed fifteen (15) days per occurrence, at no expense to Fairchild. Should the Fairchild Engineering Team require long-term dedicated office space, Fairchild agrees to pay Samsung the overhead cost associated with such space. The Fairchild Engineering Team will comply with all applicable Samsung regulations in force at the Facilities and Fairchild hereby agrees to hold Samsung harmless for any damages or liability caused by any member of the Fairchild Engineering Team, which are attributable to (i) the negligence or willful malfeasance of such member and (ii) any failure by such member to


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comply with Samsung's regulations in force at the Facilities or with applicable law.

         Section 10.2 Assistance. Samsung shall assist the efforts of the Fairchild Engineering Team and provide Fairchild with reasonable and timely support. Samsung shall reasonably assist Fairchild in any efforts to identify any reliability problems that may arise in a Wafer. Fairchild shall correct Wafer related problems and Samsung shall correct all process related problems.


                                   ARTICLE XI
                              TERM AND TERMINATION

         Section 11.1 Term. The term of this Agreement shall be three years from the Effective Date. Fairchild shall have the right to renew the term for an additional three years upon written notice to Samsung at least six (6) months prior to the end of the initial term, provided, however, that upon renewal the terms of this Agreement shall be subject to renegotiation. If the Parties should fail to reach agreement on the renegotiated terms for the renewal period, then this Agreement shall terminate upon the expiration of the initial term.

         Section 11.2 Termination. This Agreement may be terminated (i) upon mutual agreement of the Parties; (ii) by Fairchild at any time upon ninety (90) days prior written notice to Samsung; or (iii) by one Party sending a written notice to the other Party of the termination of this Agreement, which notice specifies the reason for the termination, upon the happening of any one or more of the following events:

                  (a) The other Party is the subject of a bankruptcy, corporate reorganization or composition petition filed in a court of competent jurisdiction, whether voluntary or involuntary, which petition in the event of an involuntary petition is not dismissed within thirty (30) days; if a receiver or trustee is appointed for all or a substantial portion of the assets of the other Party; or if the other Party makes an assignment for the benefit of its creditors; or

                  (b) The other Party fails to perform substantially any material covenant or obligation, or breaches any material representation or warranty provided for herein; provided, however, that no right of termination shall arise hereunder until thirty (30) days after receipt of written notice by the Party who has failed to perform from the other Party, specifying the failure of performance, and said failure having not been remedied or cured during said thirty (30) day period. For purposes of this section, material breach shall mean a breach that would reasonably be expected to result in a serious adverse effect on the non-breaching Party's business operations related to the Wafers.

         Section 11.3 Effect of Termination. Upon termination of this Agreement, all rights granted hereunder shall immediately terminate and each Party shall return to the other Party any property belonging to the other Party which is in its possession. Fairchild's liability to Samsung for any costs or expenses, including but not limited to materials, inventory and work-in-progress, arising from any order placed by Fairchild with Samsung prior to termination shall not be affected by the termination of this Agreement. Nothing in this Article 11 is

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intended to relieve either Party of any liability for any payment or other obligation existing, at the time of termination. The provisions of Sections 11.3, 12.1, 12.2, 14.1, 14.2, 14.3, 14.8, 14.10, 14.12, 14.17 and 14.18 shall survive the termination of this Agreement for any reason.

                                   ARTICLE XII
                                 CONFIDENTIALITY

         Section 12.1 Confidentiality. Samsung and Fairchild agree that any Confidential Information (as defined in the Confidentiality Agreement executed between Samsung Electronics Co., Ltd. and Fairchild Semiconductor Corporation on September 18, 1998) each Party discloses, generates or otherwise acquires under this Agreement, as the case may be, shall be treated in accordance with the terms and conditions of the Confidentiality Agreement. Samsung and Fairchild further agree that, in the event the Confidentiality Agreement expires prior to termination or expiration of this Agreement, the terms and conditions of the Confidentiality Agreement shall continue to apply with respect to any Confidential Information disclosed, generated or otherwise acquired under this Agreement.

         Section 12.2 Ownership and Maintenance Of Data. All records, data files (and the data contained therein), input materials, reports and other materials provided to Samsung by Fairchild and derivative data computed or processed therefrom (collectively the "Data") pursuant to this Agreement after the Effective Date will be the exclusive property of Fairchild, and Samsung shall not possess any interest, title, lien or right in connection therewith. Samsung shall safeguard the Data to the same extent it protects its own similar materials, but in no case in an unreasonable manner. Data shall not be used by Samsung for any purpose other than in support of Samsung's obligations hereunder. Neither the Data nor any part thereof shall be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Samsung or commercially exploited by or on behalf of Samsung, its employees or agents. If a Party determines that it is required to disclose any information pursuant to applicable law or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process. Upon termination of this Agreement, Samsung shall provide Fairchild reasonable access to retained Data for a period not to exceed three (3) months following said termination whereupon, upon Fairchild's request, such Data will be transferred to Fairchild at Fairchild's cost, except in the event of termination by Fairchild under Section 11.2(b) by reason of Samsung's material breach, in which case, such transfer will be made at Samsung's cost.

                                  ARTICLE XIII
                                  FORCE MAJEURE

         Section 13.1 Force Majeure.

                  (a) A Party is not liable for a failure to perform any of its obligations

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under this Agreement insofar as it proves that the failure was due to force majeure.

                  (b) Force majeure within paragraph (a) above may result from events including, but not limited to, (i) war, whether declared or not, riots, acts of sabotage, explosions, fires, destruction of equipment/machines, or inability to obtain raw materials, (ii) natural disasters, such as violent storms, earthquakes, floods and destruction by lightning, (iii) the intervention of any Governmental Authority, (iv) boycotts, strikes and lock-outs of all kinds and work-stoppages and (v) any other cause, whether similar or dissimilar to the foregoing beyond the control of the Party claiming the benefit.

                  (c) A Party seeking relief hereunder shall as soon as practicable after the force majeure and its effects upon its ability to perform became known to it give notice to the other Party of such force majeure.

                                   ARTICLE XIV
                                  MISCELLANEOUS

           Section 14.1 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy or other electronic transmission service to the appropriate addresses or numbers as set forth below.

Notices to Samsung, shall be addressed to:

Samsung Electronics Co., Ltd.
Samsung Main Building
250, 2-Ka, Taepyung-Ro, Chung-Ku
Seoul, Korea
Attention:          Director, Legal Department
                    Telecopy No.: 822-727-7179

with a copy to:

Bae, Kim & Lee
Hankook Tire Bldg. 647-15
Yoksam-dong, Kangnam-gu
Seoul 135-723, Korea
Attention:           Kap-You Kim
Telecopy No.:        822-3404-0001

or at such other address and to the attention of such other Person as Samsung may designate by written notice to Fairchild.

Notices to Fairchild shall be addressed to:

Fairchild Korea Semiconductor Ltd.


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82-3, Todang-Dong
Wonmi District
Puchon City, Kyonggi Province
Korea
Attention:                 President
Telecopy No.:             (82 32) 683-1199
with copies to:

Fairchild Semiconductor Corporation
333 Western Avenue, M.S. 01-00
South Portland, Maine 04106
Attention:                 Daniel E. Boxer
Telecopy No.:              (01) (207) 761-6020

and to:

Kim & Chang
223 Naeja-Dong, Chongro-Ku
Seoul 110-053, Korea
Attention:                 Y.J. Ro
Telecopy No.:              (82 2)-737-9091

Or at such other address and to the attention of such other Person as Fairchild may designate by written notice to Samsung.

         Section 14.2 Indemnification. (a) Each Party (the "Indemnifying Party"), at its own expense and cost, shall defend any suit, claim or legal proceeding against the other Party (the "Indemnified Party") for the infringement of patents or trademark, or claims based on allegations of copyright, trade secret or other proprietary right infringement, by the Indemnifying Party. The Indemnifying Party shall pay all damages and costs which may be awarded against the Indemnified Party because of such infringement by the Indemnifying Party.

                  (b) The Indemnifying Party's duties under the immediately preceding paragraph (a) are conditional upon the Indemnified Party furnishing to the Indemnifying Party prompt written notice of the commencement of any suit or proceeding or any claim of infringement and a copy of each written communication relating to the alleged infringement, and giving to the Indemnifying Party authority and reasonable assistance (at the Indemnifying Party's expense and cost) to defend or settle such law suit, proceeding or claim. The Indemnifying Party shall not be bound by any settlement made without its prior consent.

         Section 14.3 Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea without reference to the choice of law principles thereof. Fairchild and Samsung consent to and hereby submit to the non-exclusive jurisdiction of the Seoul District Court located in the Republic of Korea in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 14.4 Effectiveness. The Parties' obligations under this Agreement are conditioned upon the Closing, the occurrence of which is subject to various conditions set forth in the Business Transfer Agreement.
This Agreement shall become operative if and when the Closing occurs and shall be null and void if the Closing does not occur for any reason.

         Section 14.5 Headings: Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

         Section 14.6 Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the Party to be charged therewith.

          Section 14.7 Waiver: Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party waiving compliance. No waiver by any Party of any of the requirements hereof or of any of such Party's rights hereunder shall release the other Party from full performance of its remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any Party any right, power or privilege of such Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such Party.

          Section 14.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

          Section 14.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

         Section 14.10 Interpretation; Absence of Presumption.

                  (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

                  (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

         Section 14.11 Counterpart. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

         Section 14.12 Entire Agreement. This Agreement (including agreements incorporated herein), the Business Transfer Agreement, the Confidentiality Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

         Section 14.13 Relationship of the Parties. Samsung shall perform all services hereunder as an independent contractor. This Agreement does not create a fiduciary or agency relationship between Samsung and Fairchild, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.

         Section 14.14 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) Fairchild may assign its rights hereunder as collateral security to any bona fide financial institution engaged in acquisition financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any bona fide financial institution engaged in acquisition financing in the ordinary course through which such financing is refunded, replaced or refinanced and any of the foregoing financial institutions may assign such rights in connection with a sale of Fairchild in the form then being conducted by Fairchild substantially as an entirety and (ii) Samsung and Fairchild each may assign its rights and obligations under this Agreement to any Entity that succeeds to substantially all of its assets and liabilities.

         Section 14.15 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

         Section 14.16 Publicity. Neither Party shall, without the approval of the other Party, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or pursuant to a lawful request of a government agency.

         Section 14.17 Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the subject matter hereof, the Parties would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Parties may be entitled at law or in equity.

         Section 14.18 No Consequential Damages. In no event shall either Party be liable for any indirect, special, incidental, or consequential damages resulting from the other Party's performance or failure to perform under this Agreement, or the furnishing, performance, or use of any goods or services sold pursuant hereto, whether due to breach of contract, breach of warranty, negligence or otherwise, regardless of whether the nonperforming Party was advised of the possibility of such damages or not.

          Section 14.19 Sale of Assets. In the event that Samsung determines, after the termination of this Agreement, to discontinue manufacturing Epi wafers, the Parties shall enter into good-faith negotiations with respect to the sale of the Facilities.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf as of the date first written above.

                                   SAMSUNG ELECTRONICS CO., LTD.

                                   By: /s/ Kim Suk
                                      -----------------------------------
                                   Name:
                                        ---------------------------------
                                   Title:
                                        ---------------------------------


                                   FAIRCHILD KOREA SEMICONDUCTOR LTD.

                                   By: /s/ Joseph R. Martin
                                      -----------------------------------
                                   Name:  Joseph R. Martin
                                        ---------------------------------
                                   Title: Executive V.P.
                                        ---------------------------------

                                  Schedule 5.4

                                  EPI capacity

                       Annual capacity: 1,824,000 (4"/5")

                                  Schedule 6.1

                               PRICING AND PAYMENT

                                                                       unit: USD
---------------------------------------------------------------------------------
 Wafer for EPI      Manufacturing                 General and
   Services              Cost         Interest   Administrative  Profit      Sum
---------------------------------------------------------------------------------
AA9258X                    14.82         1.78           1.60      1.82      20.02
AE2141X                     7.07         0.85           0.76      0.87       9.55
AD8301B                    13.19         1.58           1.42      1.62      17.81
AD8306X                    13.19         1.58           1.42      1.62      17.81
AD8329A                    13.19         1.58           1.42      1.62      17.81
AE0040X                    13.19         1.58           1.42      1.62      17.81
AE0311X                    13.19         1.58           1.42      1.62      17.81
AE0319A                    13.19         1.58           1.42      1.62      17.81
AE03248                    13.17         1.58           1.42      1.62      17.78
AE0331X                    11.83         1.42           1.28      1.45      15.98
AE0334X                    12.90         1.55           1.39      1.58      17.43
AE0339B                    13.45         1.61           1.45      1.65      18.17
AE0347X                    13.46         1.62           1.45      1.65      18.18
AE0358A                    13.16         1.58           1.42      1.62      17.78
AE0393A                    13.47         1.62           1.45      1.65      18.19
AE0555A                     6.42         0.77           0.69      0.79       8.67
AE0556X                    12.63         1.52           1.36      1.55      17.06
AE0741A                    12.90         1.55           1.39      1.58      17.43
AE1458A                    13.19         1.58           1.42      1.62      17.81
AE2655A                    13.43         1.61           1.45      1.65      18.14
AE2803A                    12.92         1.55           1.40      1.59      17.45
AE2807A                    12.90         1.55           1.39      1.58      17.43
AE2811B                     7.29         0.87           0.79      0.90       9.85
AE2821X                     7.29         0.88           0.79      0.90       9.85
AE2822A                     7.30         0.88           0.79      0.90       9.86
AE3000X                    12.90         1.55           1.39      1.58      17.43
AE3014X                     9.29         1.11           1.00      1.14      12.54
AE3016X                     9.14         1.10           0.99      1.12      12.35
AE3017X                     8.95         1.07           0.97      1.10      12.09
AE3018X                     8.05         0.97           0.87      0.99      10.87
AE3019X                     6.96         0.83           0.75      0.85       9.40
AE3020X                     8.00         0.96           0.86      0.98      10.80
AE3021X                     8.16         0.98           0.88      1.00      11.02
AE3025X                     7.07         0.85           0.76      0.87       9.55
AE3030X                     8.11         0.97           0.88      1.00      10.96
AE3031X                     8.29         0.99           0.90      1.02      11.20
AE3032X                     8.04         0.96           0.87      0.99      10.85
AE3050X                     6.34         0.76           0.68      0.78       8.57
AE3080X                    15.13         1.82           1.63      1.86      20.44
AE3082X                     8.00         0.96           0.86      0.98      10.81
AE3084X                     7.84         0.94           0.85      0.96      10.59
AE3120X                     7.86         0.94           0.85      0.97      10.62
AE3121X                     7.21         0.87           0.78      0.89       9.74
AE3403B                    13.44         1.61           1.45      1.65      18.15
AE4558C                    13.46         1.62           1.45      1.65      18.19
AE7405X                     7.24         0.87           0.78      0.89       9.77
AE7409X                     7.53         0.90           0.81      0.93      10.18
AE9259X                    14.65         1.76           1.58      1.80      19.78
AE9260X                    14.35         1.72           1.55      1.76      19.39
AR0042X                    12.09         1.45           1.31      1.48      16.33
AR0317X                    15.79         1.89           1.71      1.94      21.33
AR0336A                    12.63         1.52           1.36      1.55      17.06

                                  Schedule 6.1

                               PRICING AND PAYMENT

                                                                       unit: USD
---------------------------------------------------------------------------------
 Wafer for EPI      Manufacturing                 General and
   Services              Cost         Interest   Administrative  Profit      Sum
---------------------------------------------------------------------------------
AR0337X                    13.19         1.58           1.42      1.62      17.81
AR0350X                    13.46         1.62           1.45      1.65      18.18
AR0431A                    13.45         1.61           1.45      1.65      18.17
AR0723A                    13.19         1.58           1.42      1.62      17.81
AR0800A                    13.45         1.61           1.45      1.65      18.16
AR1605X                    13.19         1.58           1.42      1.62      17.81
AR1800A                    13.17         1.58           1.42      1.62      17.80
AR1900A                    13.16         1.58           1.42      1.62      17.77
AR2800A                    13.19         1.58           1.42      1.62      17.81
AR3501X                    13.44         1.61           1.45      1.65      18.16
AR3502X                    14.68         1.76           1.59      1.80      19.83
AR3511X                     8.43         1.01           0.91      1.04      11.39
AR3524X                    13.44         1.61           1.45      1.65      18.16
AR3530C                    15.15         1.82           1.64      1.86      20.46
AR3531B                    15.26         1.83           1.65      1.87      20.61
AR3531C                    15.32         1.84           1.65      1.88      20.70
AR3532X                    15.34         1.84           1.66      1.88      20.72
AR3533C                    15.35         1.84           1.66      1.88      20.73
AR3534X                    15.36         1.84           1.66      1.89      20.75
AR3535B                    15.32         1.84           1.65      1.88      20.70
AR3536C                    15.31         1.84           1.65      1.88      20.68
AR3536X                    15.35         1.84           1.66      1.88      20.73
AR3540X                    14.04         1.68           1.52      1.72      18.96
AR3550X                    15.31         1.84           1.65      1.88      20.68
AR3551X                    15.32         1.84           1.65      1.88      20.69
AR3552X                    13.75         1.65           1.48      1.69      18.57
AR3553X                    15.42         1.85           1.67      1.89      20.83
AR3554X                    15.22         1.83           1.64      1.87      20.57
AR3555X                    15.26         1.83           1.65      1.87      20.62
AR3560X                    12.88         1.55           1.39      1.58      17.39
AR3840B                    12.22         1.47           1.32      1.50      16.51
AR3840C                    13.48         1.62           1.46      1.66      18.21
AR3840X                    13.41         1.61           1.45      1.65      18.12
AR3844B                    13.46         1.61           1.45      1.65      18.18
AR3844C                    12.90         1.55           1.39      1.58      17.43
AR7500A                    13.17         1.58           1.42      1.62      17.79
AR7501X                    13.55         1.63           1.46      1.66      18.31
AR7506X                    13.50         1.62           1.46      1.66      18.23
AR7507A                    13.46         1.62           1.45      1.65      18.19
AR7508X                    13.40         1.61           1.45      1.65      18.11
AR7522A                    12.87         1.54           1.39      1.58      17.39
AR7524A                    12.63         1.52           1.36      1.55      17.06
AR7524B                    12.91         1.55           1.39      1.59      17.44
AR7525A                    14.99         1.80           1.62      1.84      20.25
AR7525X                    14.99         1.80           1.62      1.84      20.25
AR7533X                    12.88         1.55           1.39      1.58      17.39
AR7541X                     9.13         1.10           0.99      1.12      12.34
AR7552X                    13.45         1.61           1.45      1.65      18.17
AR7630X                    12.88         1.55           1.39      1.58      17.40
AR7800B                    13.46         1.61           1.45      1.65      18.18
AR7900A                    13.46         1.62           1.45      1.65      18.19
AR7900X                    13.47         1.62           1.45      1.65      18.19
AR9003X                    11.58         1.39           1.25      1.42      15.64

                                  Schedule 6.1

                               PRICING AND PAYMENT

                                                                       unit: USD
---------------------------------------------------------------------------------
 Wafer for EPI      Manufacturing                 General and
   Services              Cost         Interest   Administrative  Profit      Sum
---------------------------------------------------------------------------------
DX0122D                    20.87         2.50           2.25      2.56      28.19
DX0124D                    21.53         2.58           2.33      2.64      29.09
DX02060                    19.83         2.38           2.14      2.43      26.78
DX02100                    20.01         2.40           2.16      2.46      27.03
DX02200                    20.28         2.43           2.19      2.49      27.40
DX03100                    20.01         2.40           2.16      2.46      27.03
DX03110                    20.13         2.42           2.17      2.47      27.19
DX03130                    20.49         2.46           2.21      2.52      27.68
DX03150                    20.14         2.42           2.18      2.47      27.20
DX04280                    20.32         2.44           2.19      2.50      27.45
DX05100                    20.01         2.40           2.16      2.46      27.03
DX05130                    20.08         2.41           2.17      2.47      27.12
DX05150                    20.11         2.41           2.17      2.47      27.16
DX05500                    20.97         2.52           2.26      2.57      28.32
DX06110                    20.12         2.41           2.17      2.47      27.18
DX06160                    20.18         2.42           2.18      2.48      27.27
DX06164                    20.74         2.49           2.24      2.55      28.02
DX0726X                    20.08         2.41           2.17      2.47      27.12
DX07330                    20.65         2.48           2.23      2.54      27.90
DX08200                    20.26         2.43           2.19      2.49      27.37
DX08210                    20.36         2.44           2.20      2.50      27.51
DX08330                    20.58         2.47           2.22      2.53      27.80
DX10280                    20.52         2.46           2.22      2.52      27.72
DX12200                    19.87         2.38           2.15      2.44      26.84
DX1220X                    19.86         2.38           2.15      2.44      26.83
DX12430                    20.72         2.49           2.24      2.54      27.98
DX13750                    21.58         2.59           2.33      2.65      29.15
DX1393B                    21.61         2.59           2.33      2.65      29.20
DX1516D                    21.80         2.62           2.35      2.68      29.45
DX1526D                    21.82         2.62           2.36      2.68      29.48
DX1547X                    20.33         2.44           2.20      2.50      27.46
DX15550                    21.11         2.53           2.28      2.59      28.51
DX1825X                    20.51         2.46           2.22      2.52      27.71
DX20230                    20.39         2.45           2.20      2.50      27.54
DX20240                    20.54         2.46           2.22      2.52      27.74
DX20450                    20.85         2.50           2.25      2.56      28.16
DX25300                    20.59         2.47           2.22      2.53      27.82
DX2555X                    21.08         2.53           2.28      2.59      28.47
DX2563X                    21.11         2.53           2.28      2.59      28.52
DX28310                    20.52         2.46           2.22      2.52      27.71
DX32350                    20.21         2.42           2.18      2.48      27.30
DX32450                    20.86         2.50           2.25      2.56      28.18
DX35350                    20.70         2.48           2.24      2.54      27.96
DX50400                    20.83         2.50           2.25      2.56      28.13
DX50500                    21.14         2.54           2.28      2.60      28.55
DX50600                    21.22         2.55           2.29      2.61      28.66
DX50700                    21.45         2.57           2.32      2.63      28.97
EA1085X                    30.43         3.65           3.29      3.74      41.10
EX0107A                    30.29         3.63           3.27      3.72      40.91
EX0107X                    29.42         3.53           3.18      3.61      39.73
EX0108X                    30.33         3.64           3.28      3.72      40.97
EX0209X                    30.16         3.62           3.26      3.70      40.74
EX0210X                    30.34         3.64           3.28      3.73      40.99

                                  Schedule 6.1

                               PRICING AND PAYMENT

                                                                       unit: USD
---------------------------------------------------------------------------------
 Wafer for EPI      Manufacturing                 General and
   Services              Cost         Interest   Administrative  Profit      Sum
---------------------------------------------------------------------------------
EX0211X                    30.37         3.64           3.28      3.73      41.02
EX0414X                    31.62         3.79           3.41      3.88      42.71
EX0505X                    30.68         3.68           3.31      3.77      41.45
EX0513X                    30.10         3.61           3.25      3.70      40.66
EX0518X                    30.77         3.69           3.32      3.78      41.56
EX0550A                    42.64         5.12           4.60      5.24      57.60
EX0619X                    30.79         3.70           3.33      3.78      41.59
EX0725X                    31.04         3.72           3.35      3.81      41.92
EX0775X                    30.06         3.61           3.25      3.69      40.61
EX0824X                    30.94         3.71           3.34      3.80      41.80
EX1073A                    30.73         3.69           3.32      3.77      41.51
EX1085A                    42.79         5.13           4.62      5.25      57.80
EX1085X                    30.26         3.63           3.27      3.72      40.88
EX1242X                    31.71         3.81           3.42      3.89      42.84
EX1420X                    31.78         3.81           3.43      3.90      42.92
EX1434X                    31.70         3.80           3.42      3.89      42.82
EX1650X                    32.05         3.85           3.46      3.94      43.29
EX1822X                    31.87         3.82           3.44      3.91      43.06
EX1825X                    31.43         3.77           3.39      3.86      42.45
EX1851X                    32.02         3.84           3.46      3.93      43.25
EX2058X                    32.36         3.88           3.49      3.97      43.71
EX2262X                    32.52         3.90           3.51      3.99      43.93
EX2358X                    32.36         3.88           3.49      3.97      43.71
EX2950X                    31.88         3.83           3.44      3.92      43.07
EX3080X                    33.21         3.98           3.59      4.08      44.85
EX3392X                    33.71         4.05           3.64      4.14      45.54
EX3680X                    33.20         3.98           3.59      4.08      44.84
EX4395X                    33.81         4.06           3.65      4.15      45.68